Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TECHNOLOGY RESOURCES HOLDINGS, INC.,

TECHNOLOGY RESOURCES MERGER SUB, INC.,

and

SILICON STORAGE TECHNOLOGY, INC.

November 13, 2009

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Annex A	Contributing Shareholders

Exhibit A	Form of Articles of Merger

Exhibit B	Form of Amended and Restated Articles of Incorporation of the Surviving Corporation

Exhibit C	Form of Limited Guarantee

Exhibit D	Securities to Be Disposed of Prior to Closing

Exhibit E	Securities to Not Be Disposed of Prior to Closing

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2009 (this “Agreement”), by and among Silicon Storage Technology, Inc., a California corporation (the “Company”), Technology Resources Holdings, Inc., a Delaware corporation (“Parent”), and Technology Resources Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the board of directors of Merger Sub and the partners of Parent have approved, and have determined that it is advisable and in the best interests of their respective shareholders and partners to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company Board, acting upon the recommendation of the Strategic Committee, has approved this Agreement and recommended approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor (as defined below) is entering into a Limited Guarantee (as defined below) in favor of the Company;

WHEREAS, certain holders of Company Stock desire to contribute, among other things, such Company Stock to Parent pursuant to a Contribution Agreement (as defined below) immediately prior to the Effective Time in exchange for the securities described therein; and

WHEREAS, the acquisition of the Company by Parent shall be effected through the Merger of Merger Sub with and into the Company in accordance with the terms of this Agreement and the CCC, as a result of which the Company shall become wholly-owned by Parent.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.4(a).

“Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s shareholders) from any Person or group of Persons other than Parent or Merger Sub or any Affiliate thereof relating to (1) any direct or indirect acquisition of (A) more than 10% of the assets of the Company and its consolidated Subsidiaries, taken as a whole, or (B)

more than 10% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any Person or group of Persons beneficially owning 10% or more of any class of equity securities of the Company or its Subsidiaries; or (3) any merger, consolidation, business combination, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries.

“Action” has the meaning set forth in Section 6.7(b).

“Affiliate” means, with respect to a specified Person, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(c).

“Antitrust Laws” has the meaning set forth in Section 6.10(b).

“Antitrust Order” has the meaning set forth in Section 6.10(b).

“Articles of Merger” has the meaning set forth in Section 2.2.

“Book Entry Shares” has the meaning set forth in Section 2.6(b).

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“CCC” means the California Corporations Code, as amended.

“Certificates” has the meaning set forth in Section 2.6(b).

“Change of Recommendation” has the meaning set forth in Section 6.4(c).

“Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat, remediate or otherwise address Hazardous Materials.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.6(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 4.8(a).

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement.

“Company Equity Plans” means the Company’s 1995 Equity Incentive Plan, 1995 Non-Employee Director’s Stock Option Plan, 2008 Equity Incentive Plan and the 2009 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into consideration in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect:

(a) a change in general economic, political or financial market conditions, including interest or exchange rates, which does not have a materially disproportionate effect on the Company relative to other industry participants;

(b) a change in the industries, or in the business conditions in the geographic regions, in which the Company and its Subsidiaries operate which does not have a materially disproportionate effect on the Company relative to other industry participants;

(c) the announcement of this Agreement (including any cancellation of or delays in customer orders or work for clients, any reductions in sales, any disruption in licensor, vendor, partner or similar relationships or any loss of employees resulting therefrom);

(d) acts of war, terrorism or sabotage, military actions or the escalation thereof;

(e) changes in GAAP or changes in the interpretation of GAAP, or changes in the accounting rules and regulations of the SEC;

(f) any action expressly contemplated by this Agreement or taken at the request of or with the consent of Parent or Merger Sub;

(g) any litigation brought or threatened by shareholders of the Company (whether on behalf of the Company or otherwise) asserting allegations of breach of fiduciary duty or violations of securities Laws or otherwise arising from the announcement of this Agreement or the consummation of the Merger;

(h) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law after the date hereof;

(i) in and of itself, any decrease in the market price or trading volume of the Common Stock (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such decrease independently constitutes such a Company Material Adverse Effect);

(j) in and of itself, any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such failure independently constitutes such a Company Material Adverse Effect); or

(k) any item set forth on the Company Disclosure Schedules as of the date hereof.

“Company Participants” has the meaning set forth in Section 4.8.

“Company Recommendation” has the meaning set forth in Section 6.8 (a).

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Shareholder Approval” has the meaning set forth in Section 4.3.

“Company Shareholders Meeting” has the meaning set forth in Section 4.3.

“Company Voting Proposal” has the meaning set forth in Section 4.3.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contribution Agreement” means a contribution agreement between each holder of Company Stock set forth on Annex A and Parent pursuant to which each such holder has committed to contribute, among other things, certain shares of Company Stock to Parent.

“Contract” means any note, bond, mortgage, indenture, instrument, guarantee, commitment, lease, license, contract, agreement or other consensual obligation.

“Debt Commitment Letter” has the meaning set forth in Section 5.9(a).

“Debt Financing” has the meaning set forth in Section 5.9(a).

“Dissenting Shares” has the meaning set forth in Section 3.8.

“Effective Time” has the meaning set forth in Section 2.2.

“Employee” has the meaning set forth in Section 4.15.

“Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other similar action or order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the release of any Hazardous Materials at any location, or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection, investigation or restoration of the environment, human health and safety, or natural resources, including Laws relating to releases or threatened releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, release, transport, handling or disposal of Hazardous Materials.

“Equity Commitment Letter” has the meaning set forth in Section 5.9(a).

“Equity Financing” has the meaning set forth in Section 5.9(a).

“Equity Financing Letters” has the meaning set forth in Section 5.9(a).

“Equity Provider” has the meaning set forth in Section 5.9(a).

“ERISA” has the meaning set forth in Section 4.8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.1(a).

“Exchange Fund” has the meaning set forth in Section 3.1(b).

“Excluded Party” has the meaning set forth in Section 6.4(b).

“Financial Statements” has the meaning set forth in Section 4.5.

“Financing” has the meaning set forth in Section 5.9(a).

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” has the meaning set forth in Section 4.4.

“Guarantor” has the meaning set forth in Section 5.11.

“Hazardous Materials” means any substance, material or waste which is listed, defined, designated or classified by any Governmental Entity or Environmental Law as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5.

“HLHZ” has the meaning set forth in Section 4.21.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” has the meaning set forth in Section 6.7(b).

“Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means (a) patents, patent applications, patent disclosures and inventions, (b) trademarks, service marks, trade names, trade dress, logos, corporate names and Internet domain names, together with the goodwill associated exclusively therewith, (c) mask works and copyrights and copyrightable works, including copyrights in computer software, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) trade secrets.

“Intervening Event” has the meaning set forth in Section 6.4(c).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means such facts and other information that as of the date of determination are actually known to, (i) in the case of the Company and its Subsidiaries, Bing Yeh, Yaw Wen Hu, James Boyd, Chen Tsai, Paul Lui, Derek Best, Douglas Lee, Sirak Brook and Mark Reiten, and (ii) in the case of the Parent or Merger Sub, Ross Gatlin and George Stelling.

“Law” means any federal, state, local, municipal or foreign constitution, law, statute, ordinance, regulation, code, treaty, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 4.7(a).

“Letter of Transmittal” has the meaning set forth in Section 3.2(a).

“Liability” means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, including liability for Taxes.

“License-In Agreements” has the meaning set forth in Section 4.11(b).

“Liens” means any charge, claim, community property interest or similar equitable interest, lien, option, pledge, security interest, right of first refusal, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Limited Guarantee” has the meaning set forth in Section 5.11.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Net Option” has the meaning set forth in Section 2.7.

“No-Shop Period Start Date” has the meaning set forth in Section 6.4(a).

“Notice Period” has the meaning set forth in Section 6.4(c).

“Option” has the meaning set forth in Section 2.7.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents” means the articles of incorporation and bylaws, or other equivalent organizational documents, of an entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” means any material adverse change in, or material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (including having sufficient funds to pay the aggregate Merger Consideration and Per Share Option Consideration and other fees and expenses of Parent and Merger Sub).

“Parent Plans” has the meaning set forth in Section 6.5(c).

“Parent Termination Fee” has the meaning set forth in Section 8.3(c).

“Per Share Option Consideration” has the meaning set forth in Section 2.7.

“Permitted Liens” means licenses granted by the Company to third parties in the Ordinary Course of Business.

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Proxy Statement” has the meaning set forth in Section 4.17(a).

“Representatives” has the meaning set forth in Section 6.3(a).

“Rights Agreement” has the meaning set forth in Section 4.24.

“Schedule 13E-3” has the meaning set forth in Section 6.8(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Strategic Committee” means the strategic committee of the Company Board.

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which such Person possesses more than 50% of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.

“Superior Proposal” means any Acquisition Proposal, which was obtained in compliance with Section 6.4, made by a third party, that the Company Board determines in good faith, after consultation with its financial advisor and legal counsel, (i) is fully financed or reasonably capable of being financed but not contingent on the availability of financing, (ii) is capable of being consummated, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal, including the Person or group of related Persons making the proposal and after taking into account compliance by the Company with this Agreement, and (iii) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than those holders that are party to a Contribution Agreement, Parent and Merger Sub) from a financial point of view than the transactions contemplated hereby (including any proposal by Parent to amend the terms of this Agreement); provided, that for purposes of this definition of “Superior Proposal,” the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return (including any information return), statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority or jurisdiction (U.S. or foreign) in connection with the determination, assessment, collection or payment of any Tax.

“Taxes” means any and all taxes, charges, fees, levies, assessments, tariffs or duties of any kind whatsoever, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether U.S. or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties, addition or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, assessments, tariffs, charges or duties, or payable under any tax-sharing agreement or any other Contract.

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Termination Fee” has the meaning set forth in Section 8.3(b).

“Topping Amendment” has the meaning set forth in Section 8.3(a).

“United States” means the United States of America.

“WARN Act” has the meaning set forth in Section 4.8(c).

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the CCC, at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and (iii) the corporate existence of the Company shall continue unaffected by the Merger. The Merger shall, from and after the Effective Time, have the effects set forth in Section 1107 of the CCC and other applicable Law.

Section 2.2 Effective Time. Parent, Merger Sub and the Company shall cause articles of merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of California for filing as provided in the CCC, and shall make all other deliveries, filings or recordings required by the CCC in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of California, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the CCC, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Shearman & Sterling LLP, 525 Market Street, San Francisco, California, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

Section 2.4 Articles of Incorporation and By-Laws of the Surviving Corporation. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full to read as set forth in Exhibit B and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The by-laws of the Surviving Corporation shall, as of the Effective Time, be amended and restated in their entirety to be the same as the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, except as to the name of the Surviving Corporation, which shall be Silicon Storage Technology, Inc., until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such by-laws.

Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub, as of immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents.

Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Common Stock. Except as otherwise provided herein, each share of the Company’s common stock, no par value per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 2.6(c) and Dissenting Shares) shall be converted into the right to receive, upon the Effective Time, $2.10 in cash (the “Merger Consideration”).

(b) Cancellation of Common Stock. As of the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.6(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock not represented by certificates (“Book Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (“Certificates”) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Article III, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company or its Subsidiaries or Parent, Merger Sub or their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no consideration shall be delivered in exchange therefor.

(d) Capital Stock of Merger Sub. Each share of capital stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock, no par value, of the Surviving Corporation.

(e) Adjustment. If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 2.6(a) shall be equitably adjusted to reflect such change.

Section 2.7 Treatment of Options. Each outstanding option or other right to purchase Common Stock (whether vested or unvested) under a Company Equity Plan (an “Option”) shall be cancelled and all rights with respect thereto shall cease to exist, and, in consideration for the cancellation of such Option, the holder of any such Option (if the Merger Consideration is greater than the exercise price per share of the Common Stock of such Option) will be entitled to receive, subject to any required withholding of Taxes, an amount equal to the product of (x) the number of shares of Common Stock subject to such Option held by the holder of the Option, and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to the Option as set forth in such Option (the amount in clause (y) divided by the number in clause (x) above, the “Per Share Option Consideration”) (all such Options to which the amount calculated in this sentence is a positive number, the “Net Options”). No Merger Consideration will be due to a holder of an Option in respect of its termination if the amount calculated in the immediately preceding sentence is a negative number. Parent shall pay, or cause the Surviving Corporation to pay, any amounts due pursuant to this Section 2.7 as soon as reasonably practicable, and in any event within five Business Days, after the Effective Time.

Section 2.8 Contribution. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Company Stock to Parent pursuant to the Contribution Agreements (and any subsequent contribution of such Company Stock prior to the Effective Time by Parent to one or more of its Subsidiaries) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

ARTICLE III

EXCHANGE AND PAYMENT

Section 3.1 Exchange Agent; Payment Funds.

(a) Appointment of Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company as is approved by the Company (which approval shall not be unreasonably withheld) as exchange and paying agent (the “Exchange Agent”) for the exchange and payment of the Merger Consideration.

(b) Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent in trust for the benefit of holders of shares of Common Stock, an amount in cash sufficient to make all payments pursuant to Section 3.2 assuming no Dissenting Shares. Any cash deposited with the Exchange Agent in trust for the benefit of holders of shares of Common Stock shall hereinafter be referred to as the “Exchange Fund”.

(c) The Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in money market mutual or similar funds having assets in excess of $10,000,000,000. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment or loss of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund.

Section 3.2 Exchange Procedures.

(a) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Certificates or Book Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.6 (A) a letter of transmittal and instructions, the form and substance of which shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss with respect to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent, and (B) instructions for effecting the surrender of such Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration.

(b) Upon surrender of a Certificate or Book-Entry Share to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Share shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share and such Certificate or Book-Entry Share shall then be canceled.

(c) No interest will be paid or will accrue for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made with respect to such Common Stock to such a transferee if the Certificate or Book-Entry Shares formerly representing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid or are not applicable.

Section 3.3 No Further Ownership Rights in Company Stock. The Merger Consideration paid upon conversion of each share of Common Stock in accordance with the terms of Article II and this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Common Stock. Subject to Section 3.6, if any Certificates or Book-Entry Shares shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect to such Certificate or Book-Entry Shares would otherwise escheat to or become the property or any Governmental Entity), any such cash shall, to the extent permitted by applicable Law, become property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates or Book-Entry Shares formerly representing shares of Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with this Article III.

Section 3.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the shares of Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.6 and Section 3.2.

Section 3.5 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the aggregate Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

Section 3.7 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Common Stock formerly represented thereby, except for the right to receive the Merger Consideration pursuant to the terms hereof. On or after the Effective Time, any Certificates and Book-Entry Shares presented with a Letter of Transmittal to the Exchange Agent or Parent for any reason shall be exchanged for the aggregate Merger Consideration with respect to the shares of Common Stock formerly represented thereby.

Section 3.8 Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who has properly demanded that the Company purchase such shares in accordance with Chapter 13 of the CCC (“Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s rights as a holder of Dissenting Shares under the CCC. Holders of Dissenting Shares shall be entitled only to such rights as are granted by Chapter 13 of the CCC. If any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) his or her right to dissent under Chapter 13 of the CCC at or prior to the Effective Time, each such share of Common Stock of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to demand of payment has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.6 and Section 3.2. The Company shall serve prompt notice to Parent of any demands for payment of any Shares pursuant to Chapter 13 of the CCC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule (with the information and disclosures contained in any section or subsection of the Company Disclosure Schedule deemed to be disclosure with respect to any other section or subsection of the Company Disclosure Schedule to which the applicability or relevance of such disclosure is reasonably apparent based on the substance of the disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, and has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of all Organizational Documents of the Company and its Subsidiaries, as currently in effect, and neither the Company nor any Subsidiary is in violation of any provision of such Organizational Documents.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, no par value, (x) 95,854,157 of which were issued and outstanding as of the date of this Agreement, (y) 8,402,853 of which are reserved for issuance upon the exercise of outstanding Options as of the date of this Agreement and (z) 7,818,619 of which are reserved for issuance and available for future grant under the Company Equity Plans as of the date of this Agreement, and (ii) 7,000,000 shares of preferred stock of the Company, 450,000 of which are designated Series A Junior Participating Preferred Stock, no par value per share, none of which are issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights or any similar rights, and were issued in compliance with applicable federal and state securities laws and regulations. All shares of the Company’s capital stock subject to issuance on the terms and conditions set forth in the Options pursuant to which they are issuable, will, when issued in accordance with the terms of such instruments, be duly authorized, validly issued, fully paid and non-assessable, and will not be subject upon issuance to, nor issued in violation of, any preemptive rights or any similar rights, and will be issued in compliance with applicable federal and state securities Laws and regulations. As of the date hereof, other than pursuant to the Company Equity Plans, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company.

(b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens other than any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States.

(c) Neither the Company nor any of its Subsidiaries own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote for approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by (i) the holders of a majority of the outstanding shares of Common Stock, excluding those holders who are members of the Company Board and party to a Contribution Agreement, represented and voting and (ii) the holders of a majority of the outstanding shares of Common Stock (the “Company Shareholder

Approval”) on the record date for the meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to consider the approval and adoption of this Agreement under the CCC (“Company Voting Proposal”), to perform its obligations and consummate the transactions contemplated hereby. The Strategic Committee has determined that the transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its shareholders and has recommended that the full Company Board approve this Agreement and the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company Board (acting upon the unanimous recommendation of the Strategic Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, except for the Company Shareholder Approval of the Company Voting Proposal. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.

Section 4.4 Consents and Approvals; No Violations. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and, subject to the Company Shareholder Approval of the Company Voting Proposal, the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the Organizational Documents of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the material terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets that could result in a material Liability to the Company or its Subsidiaries, taken as a whole, or (iv) other than in connection with or compliance with (A) the CCC, (B) requirements under other state corporation Laws, (C) the HSR Act and any applicable antitrust and competition Laws of jurisdictions other than the United States, (D) Nasdaq rules and listing standards, and (E) the Exchange Act, require the Company or any of its Subsidiaries, as applicable. to make any filing or registration with or notification to, or require the Company or any of its Subsidiaries, as applicable to obtain any authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”).

Section 4.5 SEC Reports. The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2006 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports (“Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

Section 4.6 No Undisclosed Liabilities. Except for (a) Liabilities incurred in the Ordinary Course of Business since December 31, 2008, (b) Liabilities disclosed in the Balance Sheet contained in the Financial Statements included in the Company’s Form 10-Q filed November 9, 2009 with SEC for the quarter ended September 30, 2009, (c) Liabilities incurred in connection with the Merger or otherwise as contemplated by this Agreement, and (d) Liabilities that are not material to the Company and its Subsidiaries, taken as a whole, since September 30, 2009, neither the Company nor any of its Subsidiaries has incurred any Liabilities.

Section 4.7 Material Contracts.

(a) Section 4.7 of the Company Disclosure Schedule sets forth a list of all of the Material Contracts as of the date hereof and, prior to the date hereof, the Company has made available to Parent true copies of each Material Contract and summaries of all oral Company Contracts. For purposes of this Agreement, the term “Material Contracts” shall mean with respect to the Company or any of its Subsidiaries: (i) all Contracts required to be disclosed pursuant to Item 601(b)(10) of Regulation S K of the SEC; and (ii) to the extent not included in the foregoing: (A) all Contracts for the future purchase or sale (in each case whether by merger, acquisition, purchase of an equity interest or otherwise) or lease of materials, supplies, merchandise, equipment or other personal property or assets which will involve consideration in excess of $500,000 in the aggregate or for the grant of any preferential right for any such future purchase, sale or lease; (B) all Contracts for the furnishing or receipt of services, the performance of which will involve consideration in excess of $500,000 in the aggregate; (C) all Contracts for the license of any Intellectual Property of the Company or its Subsidiaries to a third party entered into by the Company or its Subsidiaries; (D) all mortgages, pledges, conditional sales contracts, security agreements, factoring agreements or other similar agreements with respect to any assets of the Company which involve consideration in excess of $500,000 in the aggregate; (E) all non competition or similar Contracts which restrict in any material respect the geographic or operational scope of the business of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries, taken as a whole, to enter into new lines of business; (F) all Contracts relating to borrowed money or other indebtedness; (G) all material distribution, joint venture, partnership, marketing, development or franchise Contracts; (H) all Contracts by which the Company or its Subsidiaries guarantee, endorse or otherwise become or are contingently liable for the debt, obligation or other liability of any other Person; (I) all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the Company’s capital stock; (J) all Contracts which are material to the Company or any of its Subsidiaries and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person (other than

Contracts entered into in the Ordinary Course of Business or currently enforceable Contracts, to the extent any disclosure thereof is prohibited thereby, with respect to any currently pending potential sale of all or a substantial portion of the Company whether such sale is pursuant to a merger or otherwise); (K) all Contracts referred to in Section 4.8(a)(iii); (L) all Contracts to be performed relating to capital expenditures of the Company and/or its Subsidiaries with a value in excess of $500,000 individually in any fiscal year; and (M) all material leases, subleases, licenses and other Contracts relating to the leased real properties of the Company and its Subsidiaries (collectively, the “Leases”).

(b) Each Material Contract is a valid and binding obligation of the Company or its Subsidiaries, as applicable, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms and, to the knowledge of the Company, each other party thereto, and is in full force and effect, and the Company or its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to the date hereof under each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has performed all material obligations required to be performed by it under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which any of its assets are properties are bound. No material payment would be accelerated or be due by the Company or its Subsidiaries, as applicable, as a result of any change in control provisions in any Material Contracts as a result of the transactions contemplated by this Agreement.

Section 4.8 Employee Benefit Plans; ERISA.

(a) Section 4.8(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of each (i) employee benefit plan and any material policy, program or arrangement (including, without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each employee benefit plan and any material policy, program or arrangement that is governed by the Laws of any jurisdiction other than the United States) sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors, consultants or independent contractors (the “Company Participants”) or with respect to which the Company or any of its Subsidiaries has any material liability; and (ii) material benefit arrangement or Contract between the Company or its Subsidiaries and any current or former employees, directors, consultants and independent contractors (clauses (i) and (ii) collectively, the “Company Benefit Plans”); and (iii) all Contracts (other than Company Benefit Plans) with any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries under which the Company or any such Subsidiary has an ongoing or future payment obligation for services rendered or to be rendered.

(b) (i) Each of the Company Benefit Plans has been maintained, funded, operated, and administered in material compliance with applicable Law, its governing plan document and, where applicable, any contractual commitments to participants, including but not limited to ERISA and the Code, and neither the Company nor any of its Subsidiaries, as applicable, is not currently in default under, or otherwise not in material compliance with, any such Company Benefit Plan, (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS to such effect, has been timely amended to comply in all material respects with the provisions of the Tax legislation commonly referred to as “GUST” and “EGTRRA” and has been or will be submitted to the IRS for a determination letter that takes such amendments into account within the remedial amendment period specified by Section 401(b) of the Code, and the Company knows of no event that would cause the disqualification of any such Company Benefit Plan, (iii) no Company Benefit Plan provides welfare or welfare-type benefits (whether or not insured) to Company Participants or their dependents or beneficiaries beyond the Company Participant’s termination of employment or termination of service of non employees with the Company or any of its Subsidiaries, other than coverage mandated by applicable Law or benefits the full cost of which is borne by the Company Participant (or his or her dependent or beneficiary), (iv) no Company Benefit Plan or any other employee pension benefit plan that the Company, any Subsidiary or any other entity that, together with the Company or any Subsidiary, is treated as a single employer under Section 414 of the Code, maintains, contributes to or ever has maintained or contributed to (A) is a “multiemployer plan,” as such term is defined in Section 3(37) or 4001(a)(3) of ERISA, (B) is subject to Section 412 of the Code or Title IV of ERISA, or (C) is a defined benefit plan not covered by Section 4.8(b)(iv)(B) above, and neither the Company nor any of its Subsidiaries has any liability (contingent or otherwise) under Title IV of ERISA or similar applicable Law on account of any such plan or otherwise, (v) neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan which to the knowledge of the Company would subject such entity to either a material civil penalty assessed pursuant to Sections 502(i) or 502(l) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (vi) except as disclosed in the Company SEC Reports, to the knowledge of the Company, there are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto, nor has the Company or any of its Subsidiaries received notice of any threatened, actions or proceedings by any Governmental Entity, against or otherwise involving any Company Benefit Plan, (vii) there are no uninsured liabilities with respect to any benefits or claims under any Company Benefit Plan, except as included as a liability in the Financial Statements, (viii) no event has occurred and no condition exists that to the knowledge of the Company would subject the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability with respect to any Company Benefit Plan imposed by ERISA or the Code or other applicable Law, (ix) any terminated Company Benefit Plan has been terminated in all material respects in accordance with applicable Laws and all benefits under any such terminated plan have been paid in accordance with the terms of such Company Benefit Plan, (x) each U.S. (and, to the knowledge of the Company, foreign) Company Benefit Plan in the form as of the Closing Date may be amended or terminated at any time after the Closing Date without material liability to the Company or any of its Subsidiaries, as applicable, other than for accrued benefits and costs of termination, (xi) all material contributions or amounts payable by the Company or any of its Subsidiaries as of the Effective Time with respect to any Company Benefit Plan in respect of current or prior plan years which are required to be reflected in the Financial Statements in accordance with GAAP have been paid or accrued in accordance with GAAP, and (xii) the Company has made available to Parent and the Merger Sub true and correct copies in all material respects of all Company Benefit Plans and benefit arrangements or contracts listed in Section 4.8(a) of the Company Disclosure Schedule, together with all amendments thereto, and to the extent applicable, (A) all current summary plan descriptions; (B) the most recent annual report on the IRS Form 5500-series, including any attachments thereto; (C) the most recent accountant’s report, if any; and (D) the most recent IRS determination letter.

Except as provided pursuant to this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby shall (a) result in any material payment becoming due to any Company Participant, (b) material increase any benefits otherwise payable under any Company Benefit Plan, (c) result in any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan, (d) result in any material obligations to fund benefits with respect to any current or former employees of the Company or any of its Subsidiaries, or (e) violate the provisions of any agreement between a Company Participant and the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries, as applicable, have not violated, and have taken all actions necessary to comply with, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law. During the 90-day period prior to the date of this Agreement, the Company and its Subsidiaries have terminated the number of employees set forth on Section 4.8(c) of the Company Disclosure Schedule.

Section 4.9 Litigation. Except as set forth in the Company SEC Reports, as of the date hereof, there is no action, claim, suit, proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which would materially interfere with the business or operations of the Company or any of its Subsidiaries.

Section 4.10 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties that could result in a material Liability to the Company and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit plans, Intellectual Property, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.11, Section 4.12, Section 4.14 and Section 4.15, respectively. No investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a list as of the date hereof of all material (i) issued patents and pending patent applications, (ii) trademark registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned by or on behalf of the Company or any of its Subsidiaries. With respect to each item of Intellectual Property identified in this Section 4.11,: (i) the Company or one of its Subsidiaries own all right, title, and interest in and to such item, free and clear of any lien other than Permitted Liens; (ii) such item is not subject to any outstanding injunction, judgment, or order of any Governmental Entity which the Company has received written notice; and (iii) no lawsuit of which the Company has received written notice is pending or, to the knowledge of the Company, is threatened that challenges the validity or enforceability of such item.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth a list as of the date hereof of all agreements under which the Company or any of its Subsidiaries licenses from a third party Intellectual Property that is used by the Company or such Subsidiary in and material to the conduct of its business, as presently conducted, except for off-the-shelf software programs and other readily available commercial software that the Company and any of its Subsidiaries use in the Ordinary Course of Business (such agreements being referred to as “License-In Agreements”).

(c) To the knowledge of the Company, the Company and its Subsidiaries own or have the right to use, without payments to any other Person other than payments of an immaterial amount or payments described in any agreement disclosed to the Parent, all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as presently conducted. No claim has been asserted against the Company or any of its Subsidiaries and, to the knowledge of the Company no claim is pending by any Person challenging or questioning the Company or any other Person’s use of such Intellectual Property or the validity of the Intellectual Property, and to the knowledge of the Company, there is no reasonable basis for same. The Company and its Subsidiaries have taken commercially reasonable actions required to maintain each item of Intellectual Property that they own that is material to the conduct of the business of the Company or any of its Subsidiaries, as applicable. No loss or expiration of any of the Intellectual Property that is material to the conduct of the business of the Company or any of its Subsidiaries, as applicable, is pending or (to the knowledge of the Company) threatened, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, as applicable, including, without limitation, a failure by the Company or any of its Subsidiaries, as applicable, to pay any required maintenance fees).

(d) To the knowledge of the Company, the operation of the business of the Company or any of its Subsidiaries as and where presently conducted does not infringe or misappropriate, any Intellectual Property rights of third parties that would result in a material liability to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice during the past two years (or earlier, if not resolved), alleging any such infringement or misappropriation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property rights of the Company or any of its Subsidiaries during the past two years (or earlier if not resolved).

(e) The Company has a policy of requiring all employees, agents, consultants or contractors who have contributed or participated in the creation, development or improvement or modification of Intellectual Property of the Company or its Subsidiaries to assign all of their rights therein to the Company or a Subsidiary. The Company complies in all material respects with such policy. To the knowledge of the Company, (i) no Person has any basis for claiming any right, title or interest in and to any such Intellectual Property except for such claims as would not reasonably be expected to be successful, and (ii) no such claim is currently pending or threatened.

(f) The Company and its Subsidiaries have taken reasonable measures consistent with industry practice to protect and preserve the confidentiality of all of the Company’s and Subsidiaries’ trade secrets. To the knowledge of the Company, neither the Company nor its Subsidiaries has disclosed or authorized anyone to disclose material trade secrets other than pursuant to a nondisclosure agreement, and to the knowledge of the Company, no such party to any nondisclosure agreement is in breach thereof.

(g) None of the software of the Company or any Subsidiary is subject to the provisions of any open source or other source code license agreement that: (A) requires the distribution of source code in connection with the distribution of the licenses software in object code form; (B) prohibits or limits the Company or any Subsidiary from charging a fee or receiving consideration in connection with sublicensing or distributing such licensed software (whether in source code or object code form); or (C) allows a customer or requires that a customer have the right to decompile, disassemble or otherwise reverse engineer the software by its terms and not by operation of Law.

(h) The consummation of the transactions contemplated by this Agreement will not result as a consequence of actions taken by the Company prior to the Effective Date in: (A) the Company or any of its Subsidiaries, as applicable, being bound by any non-compete or other restriction on the operation of any business of the Company or any of its Subsidiaries, as applicable, that the Company or any of its Subsidiaries, as applicable, was not bound by prior to the consummation of the transactions contemplated by this Agreement; (B) the granting by the Company or any of its Subsidiaries, as applicable, of any license of Intellectual Property to a third party (including, without limitation, a covenant not to sue) other than as granted by the Company or any of its Subsidiaries, as applicable, prior to the consummation of the transactions contemplated by this Agreement; and (C) the loss or impairment of the Company’s or any of its Subsidiaries’, as applicable, rights to own or use any material Intellectual Property.

Section 4.12 Taxes. To the knowledge of the Company:

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions), and all such filed Tax Returns are complete and accurate in all material respects, and (ii) paid or accrued (in accordance with GAAP) all material Taxes that are due and owing whether or not shown to be due on such Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any stockholder, employee, creditor or third party, other than such Taxes as are being contested in good faith by the Company or its Subsidiaries and for which adequate reserves have been established in accordance with GAAP as reflected in the most recent consolidated balance sheet;

(b) There are no (i) pending or, to the knowledge of the Company, threatened, federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries, (ii) no material deficiencies or claims for any Taxes that have been proposed, asserted or assessed against the Company or any of its Subsidiaries, or (iii) material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP as reflected in the most recent consolidated balance sheet;

(c) There are no outstanding written waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries;

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the receipt (whether in cash or property or the vesting of property) by any “disqualified individual” (as such term is defined in Proposed Treasury Regulation Section 1.280G 1) with respect to the Company or any of its Subsidiaries of any amount that would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Neither the Company nor any of its Subsidiaries has incurred any liability to make any payments that are or may be nondeductible under Section 162(m) of the Code;

(e) Neither the Company nor any of its Subsidiaries is a party to, bound by or has any material obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any material payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than any agreements among any of the Company or any of its Subsidiaries or any contracts or arrangements entered into with employees, consultants or independent contractors or in connection with purchase or sale agreements or sale leasebacks); and

(f) The Company and its Subsidiaries (A) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return or an affiliated, combined or unitary group other than a group the common parent of which is the Company, and (B) have no liability for Taxes of any Person under Treasury Regulation 1.1502 6(a) (or any similar provision of state, local or foreign Law) (other than for Taxes of the Company and its Subsidiaries), or as a transferee or successor, by contract or otherwise.

Section 4.13 Real and Personal Property.

(a) To the knowledge of the Company, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real property and personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of Liens subject to minor imperfections in title that would not materially affect the Surviving Corporation’s use and enjoyment thereof after the Effective Time. Section 4.13(a) of the Company Disclosure Schedule as of the date hereof sets forth a list of all owned real property and real property subject to a Lease. The Company and/or its Subsidiaries has a valid leasehold interest in the leasehold estates and licenses created by the Leases free and clear of Liens, except where such Liens would not interfere in any material respect with the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted on the leased premises. No consent or approval is required to be obtained under any of the Leases, and no material breach, default or right of termination shall arise under any Lease nor does any landlord or other party have the right to increase the amounts payable or charge any sum under any Lease, in each case in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any affiliates of any of the foregoing is, or has an ownership, financial or other interest in, the landlord under any of the Leases.

(b) All of the Company’s and its Subsidiaries’ material personal property, including computers, electronics, leasehold improvements, furnishings, machinery and equipment, is in good repair (ordinary wear and tear excepted), is in good working order and, to the knowledge of the Company, materially complies with all applicable Laws.

Section 4.14 Environmental.

(a) To the knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of material permits, licenses and other governmental authorizations required for their current operations under applicable Environmental Laws, and compliance with the terms and conditions thereof;

(b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary; and

(c) To the knowledge of the Company, (i) with respect to the real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries, there have been no releases of Hazardous Materials that require a Cleanup, and (ii) none of the Company, its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, manufactured, distributed, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given rise to Liabilities or could give rise to Liabilities pursuant to any Environmental Laws.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to, any liability of any other Person or entity relating to Environmental, Health, and Safety Requirements.

(e) To the knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, its Subsidiaries, or any of their respective predecessors could reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

Section 4.15 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and there are no labor or collective bargaining agreements that pertain to the employees of the Company or any of its Subsidiaries other than works councils required by statute, (b) there is no pending or to the knowledge of the Company, threatened labor dispute, strike, work stoppage, lockout or other labor controversy involving the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries experienced any such labor controversy within the past three years, (c) there is no union or similar organization currently certified, and there is no union representation question and no union or other organization activity that would be subject to the National Labor Relations Act (20 U.S.C. § 151 et seq.) or similar applicable Law exists, or to the knowledge of the Company, is threatened with respect to the Company’s or any of its Subsidiaries operations; (d) to the knowledge of the Company, no employee of the Company or any of its Subsidiaries (“Employee”) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Employee and any other Person besides the Company or any of its Subsidiaries, as applicable, that would be material to the performance of such Employee’s employment duties, or the ability of the Company or Merger Sub to conduct their business, (e) there is no pending or, to the knowledge of the Company, threatened action, complaint, arbitration, proceeding or investigation against the Company or any of its Subsidiaries by or before any court, governmental agency, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employee, labor organization or other representative of employees of the Company or any of its Subsidiaries, (f) the Company and its Subsidiaries are in material compliance with all applicable Laws, agreements, and policies relating to employment of labor, employment practices and terms and conditions of employment, including, but not limited to, all such Laws relating to hours, wages, civil rights, safety and health, workers’ compensation, and the collection and payment of withholding and/or Social Security taxes and other similar taxes, and (g) all salaries, wages and other benefits, bonuses and commissions of all directors, officers and employees of the Company and its Subsidiaries have, to the extent due, been paid or discharged in full or are reflected as liabilities on the financial statements contained in the SEC Reports.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Schedule contains a list as of the date hereof of all insurance policies (including name of issuer, policy number, insured parties, expiration date, type and amount of coverage and deductible) and binders of insurance and all surety and fidelity bonds which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation self insurance programs (the “Insurance Policies”). All such Insurance Policies are in full force and effect and (a) each of the Insurance Policies is valid and outstanding and, to the knowledge of the Company, enforceable, and all premiums due thereon have been paid in full, (b) none of the Insurance Policies shall terminate or lapse (or be affected in any other material adverse manner) by reason of the Merger, (c) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party, (d) to the knowledge of the Company, no insurer under any Insurance Policy has cancelled or generally disclaimed liability under any such Insurance Policy or given notice of any intent to do so or not to renew any such Insurance Policy, (e) to the knowledge of the Company, all material claims under the Insurance Policies have been filed in a timely fashion and there has been no denial or reservation of rights issued by any insurer under any Insurance Policies with respect to any pending insurance claim, (f) there have been no gaps in insurance coverage as with respect to time or limits for policies in effect since January 1, 2003, (g) the historical aggregate insurance limits have not been significantly impaired, and all properties of the Company are adequately insured to full replacement cost and appropriate levels of business interruption insurance.

Section 4.17 Information Supplied.

(a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the proxy or information statement (including any amendment or supplement thereto) related to the meeting of the Company’s shareholders to be held in connection with the Merger and the transactions contemplated by this Agreement (the “Proxy Statement”), or (B) the Schedule 13E-3 will, at the time the Proxy Statement is first published, sent or given to the shareholders of the Company, at the time of the Company Shareholders Meeting or at the Effective Time, contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. All documents that the Company is responsible in whole or in part for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder at the time the Proxy Statement is first published, sent or given to the shareholders of the Company and at the Effective Time.

(b) Notwithstanding the foregoing provisions of this Section 4.17, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement and the Schedule 13E-3 based on information supplied in writing by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.18 Absence of Certain Changes or Events. Since September 30, 2009, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, (ii) there has not been any condition, event or occurrence which has had or would have a Company Material Adverse Effect on the Company and (iii) the Company and its Subsidiaries have not:

(a) declared, set aside for payment or paid any dividend or other distribution in respect of any Common Stock or otherwise made any payments to shareholders in their capacity as such;

(b) split, combined, subdivided or reclassified any Common Stock;

(c) except for Common Stock issued or delivered pursuant to the Company Equity Plans and except for the issuance, grant or delivery of equity awards issued pursuant to the Company Equity Plans in the Ordinary Course of Business, issued, delivered, sold, disposed of, pledged or otherwise encumbered, or authorized or proposed the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock;

(d) made or committed to be make or enter into any Contracts (or amendments, modifications, supplements or replacements to existing Contracts) to be performed by the Company or any of its Subsidiaries relating to, capital expenditures by the Company or any of its Subsidiaries under which the obligations of the Company or any of its Subsidiaries from and after September 30, 2009 will be in excess of $500,000 in the current year or any future calendar year, or in the aggregate for such capital expenditures with a value in excess of $500,000 and the Company and its Subsidiaries have not made any capital expenditures in excess of such amounts since September 30, 2009;

(e) acquired, by merging or consolidating with, by purchasing an equity interest in, by purchasing all or a portion of the assets of, or by any other manner, any business or any Person, or otherwise acquired any assets of any Person (other than the purchase of equipment, inventories and supplies in the Ordinary Course of Business);

(f) other than sales of inventory in the Ordinary Course of Business, acquired, sold, leased, disposed of, pledged or encumbered any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(g) except as disclosed in the Company SEC Reports and except to the extent required under existing employee and director benefit plans, agreements or arrangements in effect on September 30, 2009 or required by applicable Law or contemplated by Section 2.6, and other than the grant of awards in the Ordinary Course of Business pursuant to the Company’s stock option plans prior to the date of this Agreement, granted any material increases in the compensation of its directors, officers or employees;

(h) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(i) except as disclosed in the Company SEC Reports, incurred any indebtedness for borrowed money in excess of $500,000 or guaranteed any such indebtedness or made any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

(j) taken any actions or made any omissions which would (or would reasonably be likely to) materially impede, delay, hinder or make more burdensome the ability of the Surviving Corporation or Parent to obtain and maintain any and all authorizations, approvals, consents or orders from any Governmental Entity or other third party necessary or required to maintain the Company’s permits in effect immediately following the Merger on substantially the same terms as in effect on the date of this Agreement; or

(k) (i) materially amended any Tax Returns or claims for refunds filed or (ii) made or rescinded any material Tax election with respect to the treatment of items on such Tax Returns.

Section 4.19 Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no material Contracts between the Company or any of its Subsidiaries, on the one hand, and any (i) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of 10% or more of the voting securities of the Company or (iii) affiliate of any such officer, director, family member or beneficial owner, on the other hand.

Section 4.20 Vote Required. The Company Shareholder Approval is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt the Company Voting Proposal.

Section 4.21 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Howard & Zukin Capital, Inc. (“HLHZ”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided Parent with a true and complete copy of the engagement letters relating to its arrangements with HLHZ.

Section 4.22 Opinion of Financial Advisor. The Strategic Committee has received the opinion of HLHZ that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Common Stock (other than those holders party to a Contribution Agreement, Parent and Merger Sub, and their respective Affiliates). A written copy of such opinion will be furnished, for informational purposes, to Parent as promptly as practicable. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.23 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors, agents and employees have taken any action that (i) violated the United States Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq., or (ii) violated any similar Law of any jurisdiction in which the Company or any of its Subsidiaries conducts business.

Section 4.24 Rights Plan. The Rights Agreement between the Company and American Stock Transfer and Trust Co., dated May 4, 1999, as amended October 28, 2000 (the “Rights Agreement”) terminated on May 4, 2009, and the Company is not a party to any other agreements that provide similar rights to the Company’s equity holders as were contained in the Rights Agreement.

Section 4.25 Disclosure. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Organizational Documents of Parent and Merger Sub, as currently in effect, and neither Parent nor Merger Sub is in violation of any provision of its Organizational Documents.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally.

Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the Organizational Documents of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the CCC, (B) requirements under other state corporation Laws, (C) the HSR Act and any applicable antitrust and competition Laws of jurisdictions other than the United States and (D) the Exchange Act, require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.

Section 5.4 Litigation. There is no action, claim, suit, proceeding pending or, to the knowledge of Parent and Merger Sub, threatened, that could result in a material Liability to Parent or Merger Sub.

Section 5.5 Ownership of Common Stock. None of Parent, Merger Sub, the Guarantor or any of their Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement); provided, that immediately prior to the Effective Time, Parent will own shares of capital of the Company subject to the Contribution Agreements as of the date hereof.

Section 5.6 Compliance with Law. Neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties that could result in a material Liability to Parent or Merger Sub.

Section 5.7 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 5.8 Information Supplied.

(a) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Proxy Statement, or (ii) the Schedule 13-E-3 will, at the time the Proxy Statement is first published, sent or given to shareholders of the Company, at the time of the Company Shareholders Meeting or the Effective Time, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading. All documents that Parent or Merger Sub are responsible in whole or in part for filing with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder at the time the Proxy Statement is first published, sent or given to the shareholders of the Company and at the Effective Time.

(b) Notwithstanding the foregoing provisions of this Section 5.8, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement and the Schedule 13E-3 based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

Section 5.9 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) an executed commitment letter (the “Equity Commitment Letter”), dated as of the date hereof, from Prophet Equity LP (the “Equity Provider”) to provide, subject to the terms and conditions therein, equity financing in an aggregate amount (when combined with the contributions contemplated by the Contribution Agreements and the Debt Commitment Letter) necessary to complete the financing of the transactions contemplated by this Agreement (the “Equity Financing”), (ii) all executed Contribution Agreements (together with the Equity Commitment Letter, the “Equity Financing Letters”) and (iii) an executed commitment letter (the “Debt Commitment Letter” and together with the Equity Financing Letters, the “Financing Letters”), dated as of the date hereof, pursuant to which, and subject to the terms and conditions thereof, the lender party thereto has committed to provide Parent with loans in the amounts described therein, the proceeds of which are to be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and, together with the Equity Financing and the commitments contemplated by the Contribution Agreements, the “Financing”). As of the date hereof, none of the Financing Letters have been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Financing Letters that are payable on or prior to the date hereof, and the Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Parent and Merger Sub, and to the knowledge of Parent, the other parties thereto. Assuming the Financing is consummated, the aggregate amounts contemplated by the Financing will be sufficient for Merger Sub and the Surviving Corporation to pay the Merger Consideration and the aggregate Per Share Option Consideration (and any other repayment or refinancing of debt contemplated by this Agreement or the agreements related to the Financing) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Letters. There are no side letters or other agreements, arrangements or understandings relating to the Financing Letters to which Parent or Merger Sub or any of their Affiliates is a party. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing Letters will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. For the avoidance of doubt, it shall be a condition to Closing for Parent to obtain the Debt Financing.

(b) Neither Parent, Merger Sub nor the Equity Provider has (i) retained any financial advisor on an exclusive basis other than advisors to which the Company Board has previously consented, or (ii) entered into an agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing on an exclusive basis (or otherwise on terms that could reasonably be expected to prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries). Neither Parent, Merger Sub nor the Equity Provider has caused or induced any Person to take any action that, if taken by Parent, Merger Sub or the Equity Provider, would be a breach of, or would cause to be untrue, any of the representations in this Section 5.9(b).

Section 5.10 Investigation by Parent and Merger Sub.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, each of Parent and Merger Sub has received from the Company and its Representatives certain financial projections and other financial forecasts, including but not limited to projected financial statements, cash flow items and other data of the Company and its Subsidiaries and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such financial projections and other financial forecasts and accordingly is not relying on them, that each of Parent and Merger Sub is familiar with such uncertainties, that each of Parent and Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all financial projections and other financial forecasts so furnished to it.

Section 5.11 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a limited guarantee (“Limited Guarantee”) guaranteeing the payment obligation of Parent with respect to the Parent Termination Fee only under this Agreement executed by Prophet Equity LP ( “Guarantor”) in the form attached hereto as Exhibit C, dated as of the date hereof. The Limited Guarantee is in full force and effect and is the valid, binding and enforceable obligation of Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Limited Guarantee.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”) (except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within 72 hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the Ordinary Course of Business, and the Company will use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers and employees and maintain its relations and goodwill with its material suppliers, customers, landlords, creditors and others having material business relationships with it. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent (provided that Parent shall be deemed to have consented if Parent does not object within 72 hours after a written request for such consent is delivered to Parent by the Company), which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement, or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time neither the Company nor any of its Subsidiaries will:

(a) amend its Organizational Documents;

(b) except for Common Stock to be issued or delivered pursuant to the Company Equity Plans and except for the issuance, grant or delivery of equity awards issued pursuant to the Company Equity Plans in the Ordinary Course of Business, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(c) redeem, purchase, exchange or otherwise acquire, or propose to redeem, purchase, exchange or otherwise acquire, any outstanding Common Stock;

(d) split, combine, subdivide or reclassify any Common Stock;

(e) declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;

(f) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;

(g) other than sales of inventory in the Ordinary Course of Business, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(h) incur any indebtedness for borrowed money in excess of $1,000 in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company;

(i) other than in the Ordinary Course of Business, grant any material increases in the compensation of its directors, officers or employees, or enter into any new employment or severance protection agreements with any such directors, officers or employees;

(j) terminate, amend or waive any material rights in any Material Contract in a manner that would be materially adverse to the Company or fail to perform any material obligations under any Material Contract;

(k) terminate or amend any Benefit Plans in a manner that would materially increase the costs to the Company;

(l) change any of the accounting methods used by the Company, including accelerating the payment of any Liabilities or delaying the collection of any receivables in a manner inconsistent with past practices, unless required by GAAP or applicable Law;

(m) take any action that would invalidate or cause the cancellation of any current insurance coverage or fail to maintain current insurance coverage or suitable renewals thereof providing coverage substantially the same as any expiring policy; or

(n) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would reasonably be likely to delay the consummation of the Transactions.

Section 6.3 Access to Information.

(a) The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other advisors or authorized representatives (collectively, “Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties, books and records of the Company and its Subsidiaries; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3(a) for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement pursuant to this Agreement.

(b) The Mutual Confidentiality Agreement, dated August 7, 2008 (the “Confidentiality Agreement”), between the Company and Prophet Equity LLC shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.

Section 6.4 Acquisition Proposals.

(a) Solicitation and Negotiation. During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (California time) on the date that is 45 days after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries, and their respective Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, knowingly encourage or otherwise knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal; or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal; provided, however, that the Company shall not, and shall not authorize or knowingly permit any of its Subsidiaries or Representative to, provide to any Person any non-public information unless the Company receives from such third party an executed confidentiality and standstill agreement, the benefits of the terms of which, if more favorable to the other party to such confidentiality and standstill agreement than those in place with Parent, shall be extended to Parent (an “Acceptable Confidentiality Agreement”); provided, further however, the Company shall substantially contemporaneously make available to Parent and Merger Sub (to the extent it has not previously done so) all nonpublic information made available to such Person making such Acquisition Proposal. Parent agrees that neither it nor any Affiliate or Subsidiary of Parent shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, interfere with or participate in discussions with, any Person that has made, or is considering or participating in discussions or negotiations with the Company, its Subsidiaries or their respective Representatives regarding, an Acquisition Proposal. The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) notify Parent of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the No-Shop Period Start Date. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(b) No-Shop Period; Acquisition Proposal. Subject to the provisions of this Section 6.4, and except as it may relate to any Person or group of related Persons from whom the Company has received, prior to the No-Shop Period Start Date, an Acquisition Proposal which the Company Board or the Strategic Committee determines constitutes or could reasonably be likely to result in a Superior Proposal (such determination to be made on or prior to the second Business Day after the No-Shop Period Start Date) (each such Person or group, an “Excluded Party”), (A) on the No-Shop Period Start Date, the Company shall cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and (B) during the period beginning on the No-Shop Period Start Date and continuing until the termination of this Agreement in accordance with Article VIII, the Company agrees that the Company shall not, nor shall it authorize or knowingly permit any of its Subsidiaries or Representatives to, directly or indirectly through another Person, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal or (iii) terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which it or any of its Subsidiaries is a party (or fail to take reasonable measures to enforce the provisions of any such agreements), or take any action to exempt any person (other than Parent, Merger Sub and their Affiliates) from any applicable takeover Laws or otherwise cause such restrictions not to apply; provided, however, that if on or after the No-Shop Period Start Date and prior to the approval and adoption of this Agreement at the Company Shareholders Meeting, the Company receives a bona fide unsolicited Acquisition Proposal not obtained in violation of this Section 6.4 which causes the Company Board or the Strategic Committee to determine in good faith (i) after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes, or could reasonably be likely to result in, a Superior Proposal and (ii) after consultation with its outside counsel, that failure to take any of the actions referred to in clauses (i) through (iii) of this Section 6.4(b) would reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law, then the Company Board or the Strategic Committee may take any of the actions referred to in clauses (i) through (iii) of this Section 6.4(b).

(c) Except as expressly permitted by this Section 6.4(c), neither the Company Board, nor any committee thereof (including the Strategic Committee) shall (i) withdraw or modify in a manner adverse to Parent, the Company Recommendation (a “Change of Recommendation”), (ii) approve or recommend any Acquisition Proposal, or (iii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or authorize, approve or publicly recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement referred to in Section 6.4(a) or Section 6.4(b) entered into in the circumstances referred to in Section 6.4(a) or Section 6.4(b).

Notwithstanding the foregoing, prior to the approval and adoption of this Agreement at the Company Shareholders Meeting, (A) if in response to the receipt of a written Acquisition Proposal which causes the Company Board or the Strategic Committee to determine in good faith (x) after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes, or could reasonably be likely to result in, a Superior Proposal and (y) after consultation with its outside counsel, that failure to take any of the following actions would reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law to continue to recommend the Merger, then the Company Board or the Strategic Committee may approve or recommend such Superior Proposal and, in connection with the approval or recommendation of such Superior Proposal, make a Change of Recommendation and/or terminate this Agreement (and subject to Article VIII, in connection with such termination, if it so chooses, cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal); and (B) other than in connection with an Acquisition Proposal, if the Company Board or the Strategic Committee determines in good faith, after consultation with its outside legal counsel, in response to a material development occurring or arising after the date of this Agreement that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement (such material development, an “Intervening Event”), that its failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law, then the Company Board or the Strategic Committee may make a Change of Recommendation; provided, however, that the Company Board or the Strategic Committee may not take any actions set forth in clauses (A) or (B) of the immediately preceding sentence unless the following conditions have been met:

(i) the Company has complied in all material respects with, and the Acquisition Proposal was not a result of a breach by the Company of, Section 6.4;

(ii) the Company Board or the Strategic Committee shall have first provided prior written notice to Parent (A) that it is prepared to effect a Change of Recommendation in response to a Superior Proposal and/or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall attach the most current version of any proposed written agreements relating to the transaction that constitutes such Superior Proposal, including the identity of the person making such Superior Proposal and shall promptly notify Parent of any material revisions to the Superior Proposal, or (B) that it is prepared to effect a Change of Recommendation in response to an Intervening Event, including a brief description of the material development giving rise to such Intervening Event;

(iii) Parent and its Representatives shall have had three Business Days following receipt of such notice from the Company (or longer period if extended by the mutual agreement of the Company and Parent) (the “Notice Period”) to make a proposal (if Parent desires) to modify the terms of this Agreement in response to such Superior Proposal or Intervening Event;

(iv) following receipt of any such proposal with respect to such modifications to the terms of this Agreement by Parent, the Company and its Representatives shall have negotiated in good faith during the Notice Period with Parent and its Representatives (if Parent desires to so negotiate) to make such modifications to the terms of this Agreement as would make the relevant Acquisition Proposal no longer a Superior Proposal or in a manner that obviates the need for taking such action as a result of an Intervening Event;

(v) after the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives to make such modifications to the terms of this Agreement as would make the relevant Acquisition Proposal no longer a Superior Proposal or in a manner that obviates the need for taking such action as a result of an Intervening Event, the Strategic Committee shall have again determined in good faith, after consultation with its outside legal counsel and financial advisor, and after taking into account any such modifications proposed by Parent, that failure to effect a Change of Recommendation in response to such Superior Proposal or Intervening Event, or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, would reasonably be expected to be a breach of its fiduciary duties to the Company shareholders under applicable Law to continue to recommend the Merger; and

(vi) with respect to a Superior Proposal, the Company shall have paid the Termination Fee pursuant to Section 8.3(b)(ii), prior to, and as a condition of, the termination of this Agreement.

The Company shall be required to deliver a new written notice in the event of any material revisions to the Superior Proposal, in which event a new Notice Period shall commence following receipt of such new written notice by Parent.

(d) Notices to Parent. The Company shall as promptly as possible (but in any event within one Business Day) provide notice to Parent of receipt by the Company of any Acquisition Proposal, any inquiry with respect to, or any request for nonpublic information in connection with, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the person making any such Acquisition Proposal, inquiry or request and shall keep Parent informed on a current basis of the status thereof and of any material communications, material modifications or material developments with respect to such Acquisition Proposal, inquiry or request, including, without limitation, copies of all Acquisition Proposals. The Company agrees that it and its Subsidiaries will not enter into a confidentiality agreement with any person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

(e) Certain Permitted Disclosure. Nothing in this Section 6.4 shall prohibit the Company Board from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e 2(a), Rule 14d 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law and any such disclosure which would otherwise constitute a Change of Recommendation shall not be deemed to constitute such a Change of

Recommendation for the purposes of Section 6.4(d) if the Company Board expressly publicly reaffirms its approval and recommendation of this Agreement in such communication. In addition, it is understood and agreed that, for purposes of this Section 6.4(d), a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop look and listen” communication shall not constitute a Change of Recommendation for the purposes of Section 6.4(d).

Section 6.5 Employee Benefits.

(a) As of the Effective Time, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each of the Employees with base salary or wage rates and incentive compensation opportunities and other cash compensation and benefits that are in line with current market rates for similar employment positions and. Parent further intends to supplement such compensation and benefits with performance incentive programs. For the avoidance of doubt, this Section 6.5(a) does not guarantee any Employee employment with the Company at any time after the Effective Time except as may be set forth in any written contract with the Company.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all written employment contracts and other compensation agreements with any Employee, in each case existing immediately prior to the execution of this Agreement and as that are disclosed on Schedule 4.7 of the Company Disclosure Schedule.

(c) Parent shall treat, and shall cause each benefit plan, program, practice, policy and arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) or Affiliates following the Effective Time and in which any of the Employees participate or are eligible to participate (the “Parent Plans”) to treat, for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits (but not for accrual of benefits under any “defined benefit plan,” as defined in Section 3(35) of ERISA) and all other purposes, all service with the Company and its Subsidiaries (or predecessor employers to the extent the Company or any Company Benefit Plan provides past service credit) as service with Parent and its Subsidiaries. Parent shall cause each Parent Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Plan any deductible, co-payment and out-of-pocket expenses paid by the Employee and his or her spouse and dependents under a corresponding Company Benefit Plan during the calendar year in which occurs the later of the Effective Time and the date on which the Employee begins participation in such Parent Plan.

(d) Nothing in this Section 6.5 shall confer any rights or remedies of any kind or description upon any of the Employees, or their respective successors and assigns, and nothing in this Section 6.5 shall constitute an amendment to any Company Benefits Plan.

Section 6.6 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement related to the matters described in Section 6.4, Section 8.1 and Section 8.2.

Section 6.7 Directors’ and Officers’ Insurance and Indemnification.

(a) The Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in Article V of the articles of incorporation of the Company, and Article X of the by-laws of the Company, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries.

(b) After the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative (collectively, “Action”), arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring on or before the Effective Time, to the fullest extent permitted under the CCC for directors and officers of California corporations (including the requirement that such Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Party’s conduct was unlawful), for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (i) each Indemnified Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten Business Days of receipt by Merger Sub or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the CCC, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such

Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.7(b) shall be in addition to any rights such person may have under the Organizational Documents of the Company and the Surviving Corporation or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time as described in Section 6.7(b); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(c) more than a one-time premium payment of no more than 200% of the current annual premium paid by the Company for such insurance; provided, however, that if the cost of the “tail” policy exceeds 200% of the current annual premium paid by the Company for such insurance, the Surviving Corporation will obtain such “tail” policy in such amount and scope as can be obtained for 200% of the current annual premium.

(d) This Section 6.7 is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Merger Sub, the Company and the Surviving Corporation.

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement, and the Company and Parent shall prepare and file with the SEC a Rule 13e-3 Transaction

Statement on Schedule 13E 3 (together with all supplements and amendments thereto, the “Schedule 13E-3”). Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Schedule 13E-3. The Schedule 13E-3 shall comply as to form and content in all material respects with the applicable provisions of the federal securities Laws. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Schedule 13E-3 or the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Subject to Section 6.4(c), the Company, acting through the Company Board, shall include in the Proxy Statement the recommendation of the Company Board that the shareholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company shall cooperate and provide each other with a reasonable opportunity to review and comment on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the staff of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all correspondence with the SEC or its staff or any other government officials with respect to the Proxy Statement and the Schedule 13E-3. The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC; provided, however, the Company shall not be required to mail the definitive Proxy Statement to the Company’s shareholders prior to the No-Shop Period Start Date.

(b) If, at any time prior to the Company Shareholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

Section 6.9 Shareholders Meeting.

(a) The Company shall, in accordance with applicable Law, the Company’s Organizational Documents and the rules of The Nasdaq Global Market promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Shareholders Meeting for the purpose of considering and voting upon the Company Voting Proposal; provided, however, the Company shall not be required to mail the definitive Proxy Statement to the Company’s shareholders prior to the No-Shop Period Start Date. Subject to Section 6.4(c), (i) the Company Board shall make the Company Recommendation and include such Company Recommendation in the Proxy Statement, (ii) the Company Board shall not withhold, withdraw or modify in a manner adverse to Parent, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the Company Recommendation, and (iii) the Company

shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Global Market or the CCC to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, with the mutual agreement of Parent may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

(b) Prior to the termination of this Agreement in accordance with Section 8.1, (i) nothing contained in this Agreement shall limit in any way the obligation of the Company to convene and hold the Company Shareholders Meeting in accordance with Section 6.9(a) of this Agreement, and (ii) the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the transactions contemplated by this Agreement.

Section 6.10 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities or any other third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent, Merger Sub or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; provided, that in connection therewith, without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or its Subsidiaries will make or agree to make any material payment or accept any material conditions or obligations, including amendments to existing conditions and obligations; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental

Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences; (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. For the avoidance of doubt, Parent, Merger Sub and the Company agree that nothing contained in this Section 6.10(a) shall modify or affect their respective rights and responsibilities under Section 6.10(b). The provisions of this Section 6.10(a) shall not apply to the matters described in Section 5.9 and Section 6.17.

(b) Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to prepare, as promptly as practicable and within the applicable regulatory deadlines, any required merger notifications or obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”). The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, subject to applicable privileges including attorney-client and attorney work product privileges, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Without limiting the generality of the foregoing, neither the Parent, Merger Sub, nor any of its Affiliates (or any of their respective subsidiaries) nor (unless such action is conditioned upon the Closing) the Company or any of its Affiliates, shall, under this Section 6.10(b), be required to (i) effect any sale, divestiture or disposition of existing or acquired assets or businesses, or (ii) take or agree to take any other action or agree to any limitation that (A) adversely affects any of the Parent’s, Merger Sub’s, the Company’s and any of its Subsidiaries’ or any of their Affiliates’ businesses, or (B) would have a materially adverse effect on any material benefit the Purchaser or the Company or its stockholders seek to receive from the transactions contemplated by this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, neither Company, Parent, Merger Sub nor any of their respective Affiliates shall be under any obligation to take any action under this Section 6.10(a) or (b) if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

Section 6.11 Delisting; NASDAQ Quotation. The Company agrees to take, or causing to be taken, all actions necessary to delist the Common Stock from The Nasdaq Global Market and to terminate registration under the Exchange Act, and to use its reasonable best efforts to remove from quotation the Common Stock on The Nasdaq Global Market effective as of the Effective Time.

Section 6.12 Takeover Laws. If any takeover Law is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of the parties and their respective boards of directors shall (a) take all necessary action to ensure that such transactions contemplated hereby may be consummated as promptly as reasonably practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover Law.

Section 6.13 Notification of Certain Matters. During the Pre-Closing Period, Merger Sub shall give prompt notice to the Company, and the Company shall give prompt notice to Merger Sub, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in a manner that would cause the conditions set forth in Section 7.2(a) or Section 7.3(a), as applicable, not to be satisfied, in each case at any time during the Pre-Closing Period, or (b) any failure of Parent, Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement in a manner that would cause the conditions set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.14 Exemption from Liability Under Section 16. Prior to the Closing, the Company shall take all such steps as may be reasonably required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) which will result from the transactions contemplated by Articles II and III of this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.15 Resignations. The Company shall obtain and deliver to Merger Sub at the Closing evidence reasonably satisfactory to Merger Sub of the resignation, effective as of the Effective Time, of all directors of the Company and its Subsidiaries (except those designated by Merger Sub to the Company in writing prior to the Closing).

Section 6.16 Existing Standstill Agreements. Except as provided in Section 6.4, the Company shall enforce all standstill or similar agreements under confidentiality agreements or executed by third-parties in connection therewith that have been signed prior to the date hereof and are still currently in effect.

Section 6.17 Financing. Parent shall not permit any amendment or modification to be made to the Financing Letters that would adversely effect the Company without the

Company’s prior written consent. Parent shall in good faith negotiate definitive agreements with respect thereto on the terms contained in the Financing Letters and satisfy all conditions applicable to Parent contained in such definitive agreements. The Company shall provide, and shall use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries); provided, however, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee that is not simultaneously reimbursed or incur any other liability in connection with the Financing prior to the Effective Time. For the avoidance of doubt, it shall be a condition to Closing for Parent to obtain the Debt Financing.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) the Company Voting Proposal shall have received the Company Shareholder Approval at the Company Meeting at which a quorum is present, in accordance with the CCC;

(b) no Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling (i) enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement, or (ii) compelling the Company, Parent, Merger Sub or any of their respective Subsidiaries to dispose of or hold separate any significant portion of the business or assets of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement; and

(c) any applicable waiting period under the HSR Act and any other applicable foreign Antitrust Laws.

Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following further conditions:

(a) the representations and warranties of the Company contained in this Agreement (i) that are not qualified by Company Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) that are qualified by Company Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (A) the representations and warranties set forth in Section 4.2(a) and Section 4.8(a)(iii) shall be true and correct in all respects (except for immaterial deviations) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and (B) the representations and warranties set forth in Section 4.5, shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date;

(b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;

(c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) the Debt Financing shall be available for borrowing on the terms and conditions set forth in the Debt Commitment Letter or on such other terms and conditions as are reasonably satisfactory to Parent and Merger Sub;

(e) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have exercised dissenters’ rights or provided notice of intent to exercise dissenters’ rights in accordance with the provisions of Section 1300 et.seq. of the CCC shall constitute less than 10% of the shares of Common Stock outstanding as of the date of this Agreement as set forth in Section 4.2(a);

(f) since the date of this Agreement, there has not been any Company Material Adverse Effect on the Company;

(g) the Company shall have disposed of the securities set forth on Exhibit D to this Agreement;

(h) the securities set forth on Exhibit E to this Agreement shall not be disposed prior to the Effective Time and shall remain as assets of the Company after the Merger; and

(i) the Company shall have an amount of cash on hand of $25,000,000, or such other amount as Parent and the Company shall mutually agree upon.

Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

(a) (i) each of the representations and warranties of Parent and Merger Sub set forth in Section 5.9 and Section 5.11 shall be true and correct as of the Effective Time as though made on and as of the Effective Time and (ii) each of the representations and warranties of Parent and Merger Sub set forth in Article V (other than in Section 5.9 and Section 5.11) (A) that are not qualified by Parent Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect and (B) that are qualified by Parent Material Adverse Effect shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(b) each of Parent and Merger Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Merger Sub, as the case may be, at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an executive officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.10(a).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after Company Shareholder Approval of the Company Voting Proposal, by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected:

(a) by the mutual consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have occurred on or prior to the five month anniversary of the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to the Termination Date;

(ii) if any Governmental Entity having jurisdiction over the Company, Parent or Merger Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non appealable; or

(iii) if the Company Shareholders Meeting shall have concluded without the Company Shareholder Approval of the Company Voting Proposal having been obtained in accordance with the CCC.

(c) by the Company:

(i) upon a breach of any covenant or agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall be untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Merger Sub through the exercise of their reasonable best efforts and Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); or

(ii) prior to the Company Shareholders Meeting, under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 6.4(c) and provided that the Termination Fee referenced in Section 8.3(b)(ii) shall have been paid by the Company to such Person or Person(s) as shall have been designated in writing by Parent.

(d) by Parent:

(i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its reasonable best efforts and the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); or

(ii) if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Change of Recommendation, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Alternative Acquisition Agreement other than this Agreement, and/or permitted the Company to enter into an Acquisition Agreement related to an Acquisition Proposal, (C) the Company shall have failed to call the Company Shareholders Meeting in accordance with Section 6.9 or shall have failed to deliver the Proxy Statement in accordance with Section 6.8 in material breach of such Sections and such failure shall not be due to any material breach by Parent or Merger Sub of their obligations under Section 6.8(b), or (D) a tender offer or exchange offer for outstanding shares of Common Stock shall have been commenced (other than by Parent or Merger Sub or their respective Affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except (i) as provided in Section 8.3, and (ii) each party will be fully liable for any liabilities incurred or direct damages actually suffered (excluding any indirect, punitive, consequential, special or incidental damages) and incurred by the other parties as a result of such first party’s willful failure to perform its covenants or willful breach of its representations or warranties contained in this Agreement. Notwithstanding the foregoing, the provisions of Section 6.3(b), this Section 8.2, Section 8.3 and Article IX shall survive any such termination).

Section 8.3 Fees and Expenses.

(a) Except as provided in Section 8.3(c), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger or any other transaction contemplated hereby are consummated; provided, however, that the fees and expenses incurred in connection with or related to (x) the preparation, printing, filing and mailing (excluding legal and accounting fees and expenses)) of the Proxy Statement shall be borne equally by Parent and the Company, and (y) any required merger notifications or obtaining any governmental clearances or approvals required for Closing under any Antitrust Laws (including the HSR Act), shall be borne equally by Parent and the Company; provided, further, that if this Agreement has been amended to implement an enhanced proposal by Parent as contemplated by Section 6.4(c) (a “Topping Amendment”), if this Agreement is terminated for any reason other than by the Company pursuant to Section 8.1(c)(i), then the Company shall pay to Parent, within three Business Days of such termination, an amount equal to the reasonable and documented out-of-pocket fees and expenses (including, all legal, accounting, financial and tax, environmental, appraisals, insurance and benefits, consulting and expert opinions, background investigations, technology, travel expenses and other expenses such as research, telecommunications charges, photocopying, delivery and postage) incurred by Parent and Merger Sub after the date hereof in connection with the investigation, negotiation, documentation and closing of the Merger up to a maximum of $2,000,000, as such amount may be increased by mutual agreement of Parent and the Company Board (the “Parent Expenses”). Parent will notify the Company after it becomes aware that such fees and expenses have exceeded $500,000 and after every $250,000 increment thereafter.

(b) The Company shall pay to such Person or Person(s) as shall be designated in writing by Parent the Termination Fee, if:

(i) this Agreement is terminated pursuant to Section 8.1(d)(ii);

(ii) this Agreement is terminated pursuant to Section 8.1(c)(ii); or

(iii) if (A)(x) this Agreement is terminated pursuant to Section 8.1(b)(i) (provided, that the Termination Fee shall not be payable if Parent’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Merger to occur on or prior to the Termination Date), Section 8.1(b)(iii) or Section 8.1(d)(i) and (y) at any time after the date hereof and prior to such termination any Acquisition Proposal shall have been made known to the Company or publicly disclosed, and (B) within 12 months after any such termination, the Company Board shall have recommended or the Company or any of its Affiliates consummates, or becomes a party to, any Alternative Acquisition Agreement with respect to, any Acquisition Proposal (which need not be the same Acquisition Proposal that was made or publicly disclosed prior to the Company Meeting).

For purposes of this Agreement, “Termination Fee” shall mean $7,045,281; provided, however, that if the Termination Fee is payable pursuant to (x) Section 8.3(b)(i) and the actions contemplated by Section 8.1(d)(ii) were done in connection with an Acquisition Proposal made by an Excluded Party (y) Section 8.3(b)(ii) and the actions contemplated by Section 8.1(c)(ii) were done in connection with an Acquisition Proposal made by an Excluded Party, or (z) Section 8.3(b)(iii) and the Acquisition Proposal contemplated by subsection (A) thereof was made by an Excluded Party, the Termination Fee in these circumstances shall be $4,025,875. The Termination Fee due under Section 8.3(b)(i) shall be paid by the Company to Parent, or such Person or Person as shall be designated in writing by Parent, by wire transfer of same-day funds within two Business Days following termination of this Agreement. The Termination Fee due under Section 8.3(b)(ii) shall be paid by the Company to Parent, or such Person or Person as shall be designated in writing by Parent, immediately prior to termination of this Agreement pursuant to Section 8.1(c)(ii). The Termination Fee due under Section 8.3(b)(iii) shall be paid to Parent, or such Person or Person as shall be designated in writing by Parent, by wire transfer of same-day funds within two Business Days following the recommendation of the Company Board to enter into, or the actual entry into the Alternative Acquisition Agreement or, in the absence thereof, the consummation of the Acquisition Proposal, as applicable.

(c) In the event that this Agreement is terminated under the circumstances described in Section 8.3(b)(iii)(A) (provided, that the requirements of clause (y) of Section 8.3(b)(iii)(A) shall be disregarded for this purpose in the event this Agreement is terminated pursuant to Section 8.1(b)(iii)), then the Company shall pay to Parent, within three Business Days of such termination, an amount equal to the Parent Expenses (provided, that in the event this Agreement is terminated pursuant to Section 8.1(b)(iii), the phrase “after the date hereof” in the definition of “Parent Expenses” shall be ignored for this purpose only); provided, however, the existence of circumstances that could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.3(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.3(c) or Section 8.3(a); provided, further, however, that the payment by the Company of Parent Expenses pursuant to this Section 8.3(c) or Section 8.3(a) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b) (but the Company shall be entitled to deduct from the Termination Fee payable the amount of any Parent Expenses previously paid to Parent pursuant to this Section 8.3(c) or Section 8.3(a)).

(d) For purposes of this Section 8.3, the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

(e) Parent shall pay to the Company the Parent Termination Fee if (i) the Company shall terminate this Agreement pursuant to Section 8.1(c)(i) or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(b)(i) and the conditions set forth in Section 7.1 and Section 7.2 (but regardless as to whether Section 7.2(c) and Section 7.2(d) thereof have been satisfied or waived) shall have been satisfied or waived at the time of such termination (or shall have not been so satisfied or waived as a result of a breach of this Agreement by Parent or Merger Sub); provided, however, that in the event of a Topping Amendment, then the parenthetical set forth in clause (ii) of this sentence in respect of Section 7.2(c) and Section 7.2(d) will be ignored. “Parent Termination Fee” shall mean $4,025,875 prior to the No-Shop Period Start Date and $7,045,281 after the No-Shop Period Start Date. The Parent Termination Fee due under this Section 8.3(e) shall be paid to the Company by wire transfer of same day funds promptly following termination of this Agreement by the Company or Parent, as the case may be (and in any event not later than two Business Days after delivery by the Company to Parent of a notice of demand for payment).

(f) If the Company or Parent, as applicable, fails to pay when due any amounts payable to the other under this Section 8.3 within the specified times for any such payment, then (i) then the Company or Parent, as applicable, shall reimburse Parent or the Company, as applicable, for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent or Company, as applicable, of its rights under this Section 8.3, and (ii) the Company or Parent, as applicable, shall pay to Parent or Company, as applicable, interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to 3% over the “prime rate” (as announced by The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(g) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the Termination Fee described in Section 8.3(b) shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (ii) of Section 8.2, but is otherwise the sole and exclusive remedy of Parent and Merger Sub, the Guarantor and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated. Payment of the Parent Termination Fee described in Section 8.3(e) shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (ii) of Section 8.2, but is otherwise the sole and exclusive remedy of Company, and its former, current, or future stockholders, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated. For the avoidance of doubt, other than as provided in clause (ii) of Section 8.2, the maximum aggregate liability of Parent and Merger Sub shall be limited to an amount equal to the Parent Termination Fee, plus any amounts that become due under Section 8.3(f), and the maximum aggregate liability of the Company shall be limited to an amount equal to the Termination Fee, plus any amounts that become due under Section 8.3(f), and in no event shall the Company, Parent, Merger Sub or any of their respective Affiliates seek (i) any damages in excess of such amounts, (ii) any damages in any amount if the Parent Termination Fee or the Termination Fee, as applicable, has been paid or (iii) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against the Company, Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Non Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a nationally recognized next day courier service, or by facsimile transmission. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a)	if to Parent or Merger Sub:

Prophet Equity LLC

181 Grand Avenue, Suite 201

Southlake, Texas 76092

Facsimile No: (817) 898-1509

Attention: Ross Gatlin

with a copy to:

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

Facsimile No: (214) 953-5822

Attention: David Rex

(b)	if to the Company:

Strategic Committee of the Board of Directors

c/o Silicon Storage Technology, Inc.

1020 Kifer Road

Sunnyvale, California 94086

Facsimile No: (408) 735-9036

Attention: Ronald Chwang, Chairman of the Strategic Committee

with a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, California 94105

Facsimile No: (415) 616 1199

Attention: Steve L. Camahort

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Entire Agreement; Assignment. This Agreement, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.5 Third Party Beneficiaries. Except for (i) the provisions set forth in Section 6.7 of this Agreement, (ii) the right of the Company’s shareholders to receive the Merger Consideration at the Effective Time, and (iii) the right of the holders of Options to receive the Per Share Option Consideration at the Effective Time, and (iv) the rights of Persons who are explicitly third party beneficiaries of the Financing Letters and the Limited Guarantee solely to the extent set forth therein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, however, that provisions that are required under the Laws of the State of California to be governed by the Laws of the State of California will be so governed. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.

Section 9.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.7.

Section 9.8 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors or partners at any time prior to the Effective Time; provided, however, that, after the Company Shareholder Approval of the Company Voting Proposal, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.9 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Agreement and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy, PDF or other reproduction hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY Silicon Storage Technology, Inc.

By:	/s/ Bertrand F. Cambou
Name: Bertrand F. Cambou
Title: President

PARENT
Technology Resources Holdings, Inc.

By:	/s/ Ross Gatlin
Name: Ross Gatlin
Title: President

MERGER SUB
Technology Resources Merger Sub, Inc.

By:	/s/ Ross Gatlin
Name: Ross Gatlin
Title: President